Filed Pursuant to Rule 433
Registration No. 333-257355-01 and 333-257355

$1.0 billion Synchrony Card Issuance Trust (SYNIT), Series 2022-A1

Joint-Lead Underwriters : RBC (str), SocGen, Wells Fargo

Co-Managers : Barclays, MUFG, TD

DE&I Coordinator : RBC

DE&I Co-Managers : CastleOak Securities, Siebert Williams

CLS	SIZE(mm)	WAL	M/S	E-FIN	L-FIN	BENCH#	SPRD	YLD%	CPN%	$PX

A	1,000.00	2.99	Aaa/AAA	04/15/25	04/17/28	I-CRV	+ 67	3.397	3.37	99.99093

# Bloomberg GC I25; “Interpolated Curves”; “Mid YTM”

Expected Pricing : PRICED	Registration : Public/SEC Registered
Expected Settle : 04/18/22	ERISA Eligible : Yes
First Payment : 05/16/22 RR	Compliance : US-Yes; EU-Yes
Expected Ratings : Moody’s/S&P	Min Denoms : $10k x $1k
Bill & Deliver : RBC BBERG	Ticker : SYNIT 2022-A1

BBERG SSAP : “synit20221”

CUSIP	ISIN..
Class A : 87166P AG6	Class A : US87166PAG63

-MARKETING MATERIALS-

Preliminary Prospectus and Free Writing Prospectus (attached)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.